                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

     [  ] Form 10-K    [  ] Form 20-F    [  ] Form 11-K    [X] Form 10-Q
     [  ] Form N-SAR
     For Period Ended: July 28, 1996
     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR
     For the Transition Period Ended:__________________________________________
_______________________________________________________________________________

     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
_______________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
_______________________________________________________________________________
_______________________________________________________________________________

PART I--REGISTRANT INFORMATION
_______________________________________________________________________________
Full Name of Registrant:  CATTLEMAN'S INC.
_______________________________________________________________________________

Former Name if Applicable:
        N/A
_______________________________________________________________________________
Address of Principal Executive Office (Number, Street, City, State and Zip
Code)
       1825 Scott Street, Detroit, MI  48207
_______________________________________________________________________________

        Part II--Rules 12b-25 (b) and (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


\ X \          (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

               (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

        PART III--NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

                                                 (Attach Extra Sheets if Needed)

        The accounting department recently had staffing changes that make it impossible to file accurate documents on 9/11/96. The extra 5 days are necessary for our auditors to review and comment upon the information.
        _______________________________________________________________________

        PART IV--OTHER INFORMATION
        _______________________________________________________________________
             (1) Name and telephone number of persons to contact in regard to this notification
                 Greg Grass              (313)                   833-2700
        _______________________________________________________________________
                     (Name)             (Area Code)          (Telephone Number)

             (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X] Yes    [  ] No

             (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes    [X]  No

                If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        _______________________________________________________________________

                          Cattleman's Inc.
        _______________________________________________________________________
                (Name of Registrant as specified in charter)

        has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

        Date:      September 12, 1996           By: /s/  GREG GRASS
                   ------------------           ---------------------------
                                                Name:   Greg Grass
                                                Title:  Controller

        INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

        _______________________________________________________________________

                                   ATTENTION

               Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
        _______________________________________________________________________

                              GENERAL INSTRUCTIONS

               1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.